NEWS FROM:                                                  EXHIBIT 99.1

GRIFFIN LAND & NURSERIES, INC.                    CONTACT:
                                                  ANTHONY GALICI
                                                  CHIEF FINANCIAL OFFICER
                                                  (860) 653-4541

GRIFFIN ANNOUNCES EXECUTION OF HEADS OF AGREEMENT RELATING TO THE SALE OF
-------------------------------------------------------------------------
CENTAUR COMMUNICATIONS, LTD.
----------------------------

NEW  YORK,  NEW  YORK (JANUARY 16, 2004) GRIFFIN LAND & NURSERIES, INC. (NASDAQ:
GRIF) ("GRIFFIN") today announced that Griffin and the other principal shareholders of Centaur Communications Ltd. ("Centaur") have executed a heads of agreement providing for the sale of all of the outstanding equity interests in Centaur. Griffin owns an approximately 35% interest (31% fully diluted) in Centaur, a United Kingdom magazine and information services publisher.

Consummation of the sale is subject to numerous contingencies, including without limitation, the satisfactory completion of due diligence and the receipt of sufficient financing by the buyer. The closing of the transaction is currently contemplated to occur in March, if all contingencies are satisfied.

The form of consideration to be received by Griffin in the transaction has yet to be determined, but is expected to be either all cash or a combination of cash and securities of the buyer. Griffin estimates that the sale of Centaur would result in after-tax-profit to Griffin in the range of in excess of $7.00 per share of Griffin's issued and outstanding common stock at current exchange rates and if all of the gain is currently recognized for accounting purposes. If a portion of the proceeds to Griffin is in the form of securities of the buyer, under certain circumstances, the gain with respect to that portion (but not its tax) would be deferred until the sale of the related securities.

There can be no assurance that the transactions contemplated by the heads of agreement will be consummated at all or consummated on the currently contemplated terms.

Griffin operates a real estate business under its Griffin Land division and a landscape nursery business, Imperial Nurseries, Inc.

     Forward-Looking Statements:
This Press Release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to completion of the proposed sale of Centaur. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.